For:	Education Management LLC
Company Contact:
James Sober, CFA
Vice President, Finance
(412) 995-7684

Education Management LLC Announces Tender Offer for
the Company’s Outstanding Senior Subordinated Notes

PITTSBURGH, Pennsylvania, March 1, 2010 – Education Management LLC (the “Company”), a leading provider of post-secondary education and an indirect subsidiary of Education Management Corporation (NASDAQ:  EDMC), today announced that it commenced a cash tender offer for any and all of its outstanding 10 ¼% Senior Subordinated Notes due 2016 (CUSIP No. 28140JAD2) (the “Notes”).  The terms and conditions of the tender offer are described in an Offer to Purchase, dated March 1, 2010, and a related Letter of Transmittal, which are being sent to holders of Notes.

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Late Tender Offer Consideration[1]	Early Tender Premium[1]	Total Tender Offer Consideration[1]

28140JAD2	10 ¼% Senior Subordinated Notes due 2016	$69,032,000	$1,040	$ 30	$1,070

(1)           Per $1,000 principal amount of Notes accepted for purchase.

Holders of Notes must validly tender and not validly withdraw their Notes on or before 5:00 p.m., New York City time, on March 12, 2010, unless extended (such date and time, as the same may be extended, the “Early Tender Date”) in order to be eligible to receive the Total Tender Offer Consideration.  Holders of Notes who validly tender their Notes after the Early Tender Date and on or before the Expiration Date (as defined below) will be eligible to receive only the Late Tender Offer Consideration, which is equal to the Total Tender Offer Consideration minus the Early Tender Premium.  In addition to the applicable tender offer consideration, holders whose Notes are accepted for purchase in the tender offer will receive accrued and unpaid interest up to, but not including, the applicable settlement date.  The Company may elect to accept for purchase prior to the expiration of the tender offer all Notes validly tendered on or before the Early Tender Date.  It is anticipated that the settlement date for Notes validly tendered on or before the Early Tender Date will be March 15, 2010, if the Company elects to accept such Notes for purchase prior to the expiration of the tender offer.  It also is anticipated that the settlement date for Notes validly tendered after the Early Tender Date and on or before the Expiration Date (as well as for Notes validly tendered on or before the Early Tender Date if the Company does not elect to accept such Notes for purchase prior to the expiration of the tender offer) will be March 29, 2010.

The tender offer will expire at 12:00 midnight, New York City time, on March 26, 2010, unless extended (such date and time, as the same may be extended, the “Expiration Date”).  As set forth in the Offer to Purchase, validly tendered Notes may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on March 12, 2010, unless extended.  The consummation of the tender offer is not conditioned upon any minimum amount of Notes being tendered but is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase.

The Company’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal.  This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes.  The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this news release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal.  Subject to applicable law, the Company may amend, extend or, subject to certain conditions, terminate the tender offer.

Goldman, Sachs & Co. is the Dealer Manager for the tender offer.  Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group).  Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 387-1500 (for all others and toll-free).

About Education Management

Education Management (http://www.edmc.com/), with over 136,000 students as of October 2009, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 97 locations in 30 U.S. states and Canada.  We offer academic programs to our students through campus-based and online instruction, or through a combination of both.

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings.  Past results of Education Management are not necessarily indicative of its future results.  Education Management does not undertake any obligation to update any forward-looking statements.